Exhibit 5.1

January 16, 2004

Digital Video Systems Inc.
430 Cambridge Avenue, Suite 110
Palo Alto, California    94306

Re: Registration Statement on Form S-3

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,227,121 shares of your Common Stock (the "Shares"). All of the Shares will be issued and outstanding in connection with transactions not involving any public offering. We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares when issued and sold in the manner referred to in the Registration Statement will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati